Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS TAX MATTERS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FORM OF

TAX MATTERS AGREEMENT

by and between

GENERAL ELECTRIC COMPANY

and

[GE VERNOVA INC.]

Dated as of [●], 2024

i

ARTICLE V – INDEMNITY OBLIGATIONS		26

5.1	Indemnity Obligations	26

5.2	Indemnification Payments	27

5.3	Payment Mechanics	27

5.4	Treatment of Payments	27

ARTICLE VI – TAX CONTESTS		28

6.1	Notice	28

6.2	Separate Returns	28

6.3	Joint Return	28

6.4	Transaction Related Tax Contests	29

6.5	Obligation of Continued Notice	29

6.6	Tax Contest Rights	30

6.7	Costs and Expenses	30

ARTICLE VII – COOPERATION		30

7.1	General	30

7.2	Return Information	31

ARTICLE VIII – RETENTION OF RECORDS; ACCESS		32

8.1	Retention of Records	32

8.2	Access to Tax Records	32

ARTICLE IX – DISPUTE RESOLUTION		32

9.1	Tax Disputes	32

9.2	Legal Disputes	33

9.3	Injunctive Relief	33

9.4	Specific Performance	33

9.5	Venue for Injunctive Relief and Specific Performance Claims by Parent	34

ARTICLE X – MISCELLANEOUS PROVISIONS		34

10.1	Conflicting Agreements	34

10.2	Specified Matters	34

10.3	Interest on Late Payments	34

10.4	Counterparts	34

10.5	Successors	35

10.6	Application to Present and Future Subsidiaries	35

10.7	Governing Law	35

10.8	Assignability	35

10.9	Further Assurances	35

10.10	Survival	35

10.11	Severability	36

10.12	Amendments	36

10.13	Headings	36

10.14	Waivers of Default	36

10.15	Continuity of Service and Performance	36

10.16	Notices	36

10.17	Interpretation	37

10.18	Distribution Date	38

Schedules:

Schedule A	-	Specified Matters

Schedule B	-	Identified Transactions

Schedule C	-	Rights, Interests and Obligations Relating to HealthCare Business

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (including the schedules hereto, this “Agreement”), is entered into as of [•], 2024 between General Electric Company, a New York corporation (“Parent”), and [GE Vernova Inc.], a Delaware corporation (“SpinCo” and, together with Parent, the “Parties”).

R E C I T A L S

WHEREAS, the board of directors of Parent has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate the Parent Business from the SpinCo Business in the manner described in the Separation and Distribution Agreement, [•], 2024, between the Parties (such agreement, as amended, the “Separation Agreement” and such separation the “Separation”) and, following the Separation, to undertake the Distribution;

WHEREAS, SpinCo was originally organized as a limited liability company and has been converted to a corporation as of [•], 2024 (the “Conversion”) for these purposes;

WHEREAS, prior to the date hereof, SpinCo has not engaged in activities except those incidental to its formation and Conversion and in preparation for the Distribution;

WHEREAS, Parent has effected or will effect certain restructuring transactions for purposes of aggregating the SpinCo Business in the Parent Group prior to the Distribution (collectively, the “Restructuring”) and in connection therewith, shall undertake the Contribution pursuant to which, SpinCo shall issue to Parent shares of SpinCo Common Stock;

WHEREAS, Parent intends to effect the Spin-Off Transaction in a transaction that is intended to qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355 and 361(c) of the Code;

WHEREAS, certain members of the Parent Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and Non-U.S. Tax purposes;

WHEREAS, the Parties desire to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment of the Transactions;

WHEREAS, Parent previously separated the HealthCare Business from the Parent Prior Business pursuant to the HealthCare SDA and in connection therewith entered into the HealthCare TMA that provides, among other things, for the allocation and payment of Tax Liabilities and entitlement to refunds thereof; and

WHEREAS, in accordance with Section 2.07 of the HealthCare SDA, Parent will assign to SpinCo certain of Parent’s rights and interests under the HealthCare TMA and SpinCo will assume certain obligations of Parent and the other members of the Parent Group under the HealthCare TMA, in each case, pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1 General. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Active Business” shall mean any business relied on to satisfy (i) the active trade or business requirement of Section 355(b) of the Code (taking into account Section 355(b)(3) of the Code) or (ii) the continuity of business enterprise requirements under Treasury Regulations Section 1.355-3 and Treasury Regulations Section 1.368-1(d), to the extent identified as such in the Tax Materials.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Capital Stock” shall mean classes or series of capital stock of a Person, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such Person for U.S. federal income tax purposes.

“Chosen Court Claim” shall have the meaning set forth in Section 9.5.

“Chosen Courts” shall have the meaning set forth in Section 9.5.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Conversion” shall have the meaning set forth in the recitals hereto.

“Delayed Asset” shall have the meaning set forth in the Separation Agreement.

“Dispute” shall have the meaning set forth in Section 9.2.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” shall mean any Taxes incurred solely as a result of the failure of any of the Transactions to qualify for the Intended Tax Treatment of such Transaction.

“Due Date” shall mean (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Tax Law or, in the case of a Joint Return for a U.S. jurisdiction filed by Parent pursuant to Section 2.1(a), such earlier date on which such Tax Return is filed as determined by Parent in its sole and absolute discretion, and (b) with respect to a payment of Taxes, the date on which such payment is required to be made, which shall in any case be no later than the payment date required to avoid the incurrence of interest, penalties and additions to Tax.

“EMA” shall have the meaning set forth in the Separation Agreement.

“Final Determination” shall mean the final resolution of any Tax Liability, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction; (d) by any allowance of a Refund, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a competent authority proceeding or determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Gain Recognition Agreement” shall mean any agreement to recognize gain that is described in Treasury Regulations Section 1.367(a)-8(i) which is entered into in connection with the Transactions and (ii) to which any member of the Parent Group or the SpinCo Group is a party.

“Group” shall mean either the Parent Group or the SpinCo Group, as the context requires.

“HealthCare” shall mean GE HealthCare Technologies Inc., a Delaware corporation.

“HealthCare Agreements” shall mean the HealthCare SDA, HealthCare TMA and HealthCare Ancillary Agreements.

“HealthCare Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“HealthCare SpinCo Group” shall have the meaning set forth in the Separation Agreement.

“HealthCare SDA” shall have the meaning set forth in the Separation Agreement.

“HealthCare TMA” shall mean the Tax Matters Agreement, dated as of January 2, 2023, between Parent and HealthCare.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Intended Tax Treatment” shall mean (x) the qualification of (i) the Conversion (and Parent’s receipt or deemed receipt of the SpinCo Common Stock in connection therewith) and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, with each of Parent and SpinCo being a party to the reorganization, in which no income or gain is recognized by Parent, SpinCo, the Parent Group, the SpinCo Group or the holders of Parent Common Stock pursuant to Sections 355, 361 and 1032 of the Code, other than in respect of intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (ii) the Distribution as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), and (y) the qualification of each of the Transactions undertaken pursuant to the Restructuring identified on Schedule B for the tax treatment specified for such Transaction therein under applicable Tax Law. The term “Intended Tax Treatment” will, as applicable, also include the qualification of each transaction described in clauses (x) and (y) above under comparable provisions of state or local Tax Law, or, in the case of clause (y), Non-U.S. Tax Law.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“IRS Ruling” shall mean any U.S. federal income tax ruling and any supplements thereto issued to Parent by the IRS in connection with the Transactions.

“IRS Ruling Request” shall mean the letter filed by Parent with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or members of the SpinCo Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Negotiation Period” shall have the meaning set forth in Section 9.1.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to (or elects not to) control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4.

“Non-U.S. Tax” shall mean any Tax imposed by any non-U.S. country or any possession of the United States, or by any political subdivision of any non-U.S. country or possession of the United States.

“Notified Action” shall have the meaning set forth in Section 4.3(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Business” shall have the meaning set forth in the Separation Agreement.

“Parent Common Stock” shall have the meaning set forth in the Separation Agreement.

“Parent Group” shall have the meaning set forth in the Separation Agreement.

“Parent Prior Business” shall have the meaning given to the defined term “Parent Business” in the HealthCare SDA.

“Parent Separate Return” shall mean any Tax Return of or including any member of the Parent Group (including any consolidated, combined, or unitary return) that does not include any member of the SpinCo Group.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date beginning after the Distribution Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 4.2(c).

“Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date ending at the end of the day on the Distribution Date.

“Preparing Party” shall have the meaning set forth in Section 3.3.

“Privilege” shall mean any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Prohibited Acts” shall mean any act or failure to act by SpinCo described in Section 4.2(a) or Section 4.2(b) (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Capital Stock, respectively, any amount of stock of SpinCo, that would, when combined with any other direct or indirect changes in ownership of the stock of SpinCo pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a customary shareholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” shall mean any refund, reimbursement, offset, credit or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any costs and expenses (including Taxes imposed by any Taxing Authority) related to, or attributable to, the receipt of or accrual of such refund (including any Taxes imposed by way of withholding or offset).

“Representation Letters” shall mean the representation letters of officers of Parent and/or SpinCo provided to any law or accounting firm in connection with any Tax Opinion issued in connection with the Transactions.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period beginning on the Distribution Date and ending on the two (2)-year anniversary of the day after the Distribution Date.

“Restructuring” shall have the meaning set forth in the recitals hereto.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Section 4.2(b)(v) Acquisition Transaction” shall have the meaning set forth in Section 4.2(b)(v).

“Separate Return” shall mean a Parent Separate Return or a SpinCo Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals hereto.

“Separation Agreement” shall have the meaning set forth in the recitals hereto.

“Spin-Off Transaction” shall mean the Conversion and the Distribution, taken together.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Business” shall have the meaning set forth in the Separation Agreement.

“SpinCo Capital Stock” means the Capital Stock of SpinCo, including the SpinCo Common Stock.

“SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“SpinCo Disqualifying Action” shall mean (a) any action (or the failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the SpinCo Capital Stock or any stock or assets of any member of the SpinCo Group or (c) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect, jeopardize or prevent the Intended Tax Treatment; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action required by the Separation Agreement, the HealthCare Agreements or any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.

“SpinCo Group” shall have the meaning set forth in the Separation Agreement.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary return) that does not include any member of the Parent Group.

“State Tax” shall mean any Tax imposed by any State of the United States or by any political subdivision of any such State.

“Straddle Period” shall mean any Tax Period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or charges of any kind imposed by any Taxing Authority, including income, gross income, gross receipts, profits, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, lease, capital stock, transfer, import, export, franchise, registration, payroll, withholding, social security, workers’ compensation, unemployment, disability, ad valorem, service, value-added, alternative or add-on minimum, estimated, unclaimed property or escheat, or other taxes, whether disputed or not, and including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax, and including any interest, penalties, charges or additions to tax or additional amounts in respect of the foregoing, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto and (iii) liability for the payment of any amount of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” shall mean a U.S. Tax counsel or other Tax advisor of recognized national standing acceptable to Parent, in its sole and absolute discretion.

“Tax Advisor Dispute” shall have the meaning set forth in Section 9.1.

“Tax Advisor Dispute Notice” shall have the meaning set forth in Section 9.1.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax Liability for a past, current or future Tax Period, other than the basis or adjusted basis of any property or any depreciation, amortization or other deductions or offsets attributable thereto.

“Tax Benefit” shall mean any reduction in Taxes paid or payable actually realized by a Person as a result of any loss, deduction, Refund, credit, offset or other Tax Item.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Liability” shall mean any liability or obligation for Taxes.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1(a).

“Tax Opinion” shall mean any written opinion or memorandum of any law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported or required to be reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax Related Costs and Expenses” shall mean, with respect to Taxes, all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes.

“Tax Related Losses” shall mean (i) Tax Related Costs and Expenses and (ii) with respect to Taxes, all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment or the defense against any challenge by the IRS or any other Taxing Authority to the Intended Tax Treatment of any Transaction, even if such Transaction ultimately is determined to so qualify.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or other adjustment or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority or any other party asserts a position that could reasonably be expected to (a) adversely affect, jeopardize or prevent (i) the Intended Tax Treatment of the Spin-Off Transaction or (ii) the Intended Tax Treatment of any other Transaction as set forth in a Tax Opinion or an IRS Ruling (or, if not set forth in a Tax Opinion or an IRS Ruling, as set forth in Schedule B) or (b) otherwise affect the amount of Taxes imposed with respect to any of the Transactions, as determined in each case by Parent, in its sole and absolute discretion.

“Transaction Taxes” shall mean all Taxes (including Taxes imposed on any member of the Parent Group under Sections 951 or 951A of the Code) imposed on or with respect to the Transactions other than any Taxes resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment, as determined by Parent in its sole and absolute discretion.

“Transactions” shall mean the Conversion, the Separation (including the Restructuring and the Contribution), the Distribution and any related transactions.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, and on which Parent may rely, to the effect that a transaction will not affect the Intended Tax Treatment or otherwise cause any Transaction to fail to qualify for the Intended Tax Treatment; provided, that, any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into during the Restricted Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution; provided, further, that any such opinion must assume that the Conversion and the Distribution, taken together, would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

ARTICLE II– PAYMENTS AND TAX REFUNDS

2.1 Responsibility for SpinCo Group Taxes and Certain Parent Group Taxes. Except as otherwise expressly provided in this Agreement (including Section 5.5, Schedule A and Schedule C):

(a) Parent shall be responsible for all Taxes (i) of the SpinCo Group for any Pre-Distribution Period shown on any Joint Return for a U.S. jurisdiction, provided, that, in the case of any Straddle Period Parent shall be responsible for such Taxes only to the extent allocated to Parent pursuant to Section 2.3; (ii) of any member of the SpinCo Group for any Pre-Distribution Period shown on any Joint Return for a non-U.S. jurisdiction or SpinCo Separate Return (in each case, other than a non-income Tax Return) to the extent such Taxes are not attributable to the SpinCo Business; (iii) of the SpinCo Group for any Pre-Distribution Period shown on any non-income Tax Return to the extent attributable to the Parent Business; (iv) imposed under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or non-U.S. Law on any member of the SpinCo Group solely as a result of such company being a member of a consolidated, combined, affiliated or unitary group with, or as a successor to, any member of the Parent Group during any Tax Period; or (v) imposed on any member of the SpinCo Group for any Pre-Distribution Period as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, except, in the case of clauses (iv) and (v), to the extent such Taxes are otherwise not the responsibility of Parent pursuant to clauses (i) through (iii) and, in the case of each of clauses (i) through (v), as determined by Parent in its sole and absolute discretion; provided, that, solely for purposes of this Section 2.1(a), “SpinCo Group” shall not include any Person that becomes a Subsidiary of SpinCo after the Distribution, unless such Subsidiary is a Delayed Asset.

(b) SpinCo shall be responsible for all Taxes of the SpinCo Group which are not the responsibility of Parent pursuant to Section 2.1(a) (including Taxes (i) of any member of the SpinCo Group for Post-Distribution Periods, (ii) of the SpinCo Group for any Pre-Distribution Period shown on any Joint Return for a non-U.S. jurisdiction or SpinCo Separate Return (in each case, other than a non-income Tax Return) except to the extent not attributable to the SpinCo Business, and (iii) of the SpinCo Group for any pre-Distribution Period shown on any non-income Tax Return except to the extent attributable to the Parent Business), as determined by Parent in its sole and absolute discretion.

(c) SpinCo shall be responsible for all Taxes (i) of the Parent Group for any Pre-Distribution Period shown on any Joint Return or Parent Separate Return (in each case, other than a non-income Tax Return) for a non-U.S. jurisdiction to the extent such Taxes are attributable to the SpinCo Business, (ii) of the Parent Group for any Pre-Distribution Period shown on any non-income Tax Return to the extent attributable to the SpinCo Business, (iii) of the Parent Group for any Post-Distribution Period to the extent attributable to income that accrued but was not recognized during the Pre-Distribution Period and for which SpinCo would otherwise have been responsible under this Section 2.1 had such income been recognized in the Pre-Distribution Period, and (iv) set forth in paragraph 5 on Schedule A, in each case, as determined by Parent in its sole and absolute discretion.

2.2 Transaction Taxes. Notwithstanding anything to the contrary in Section 2.1, and except as otherwise provided herein (including Schedule A), Parent shall pay and be responsible for any Transaction Taxes.

2.3 Allocation of Taxes.

(a) If any member of a Group is permitted but not required under applicable U.S. federal, state, local or Non-U.S. Tax Law to treat the Distribution Date as the last day of a Tax Period with respect to any member of the SpinCo Group, then the Parties and their Affiliates shall treat such day as the last day of the applicable Tax Period under such applicable Law, and shall file any elections necessary or appropriate for such treatment; provided, that, for the avoidance of doubt, this Section 2.3 shall not be construed to require Parent to change its taxable year or treat the Distribution Date as the last day of a Tax Period of any member of the Parent Group.

(b) Any transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, any member of the SpinCo Group shall be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or non-U.S. Laws or regulations; provided, that, if there is no comparable or similar provision under state, local or non-U.S. Laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties and their Affiliates) as occurring in a Post-Distribution Period of the SpinCo Group, as appropriate.

(c) Any Taxes for a Straddle Period with respect to the SpinCo Group (or entities in which any member of the SpinCo Group has an ownership interest) shall, for purposes of this Agreement, be allocated between the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date by means of a closing of the books and records of the SpinCo Group as of the close of business on the Distribution Date; provided, that, (i) Parent may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if Parent so elects, SpinCo shall so elect) as described in Treasury Regulations Section 1.1502-76(b)(2)(iii) and corresponding provisions of state, local, and non-U.S. Law; (ii) whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Sections 951 or 951A of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Distribution Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two (2) taxable years or periods, one which ended at the close of the Distribution Date and the other of which began at the beginning of the day following the Distribution Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two (2) taxable years or periods on a closing of the books basis by assuming that the books of the controlled foreign corporation were closed at the close of the Distribution Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code; and (iii) subject to clauses (i) and (ii), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method (including depreciation and amortization deductions) and, at Parent’s election, Taxes that are imposed on a periodic basis or otherwise measured by the level of any item, shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand. The foregoing provisions in this Section 2.3(c) shall be applied as determined by Parent in its sole and absolute discretion.

2.4 Allocation of Employment Taxes. Liability for Taxes and any related Tax Benefits related to any equity compensation awards shall be determined pursuant to the EMA.

2.5 Tax Refunds.

(a) Parent shall be entitled to all Refunds attributable to Taxes the liability for which is allocated to Parent pursuant to this Agreement. SpinCo shall be entitled to all Refunds attributable to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement. For purposes of the foregoing, a Refund relating to a correlative adjustment as a result of a competent authority proceeding shall be deemed to be attributable to the liability for Taxes that gave rise to the correlative adjustment.

(b) SpinCo shall pay to Parent any Refund received by SpinCo or any member of the SpinCo Group that is allocable to Parent pursuant to this Section 2.5 no later than thirty (30) business days after the receipt of such Refund. Parent shall pay to SpinCo any Refund received by Parent or any member of the Parent Group that is allocable to SpinCo pursuant to this Section 2.5 no later than thirty (30) business days after the receipt of such Refund. For purposes of this Section 2.5, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (as determined by Parent in its sole and absolute discretion without taking into account any applicable extensions). Notwithstanding anything in this Section 2.5(b) to the contrary, any Refund of less than $50,000 treated as received pursuant to this Section 2.5(b) by Parent or any member of the Parent Group, on the one hand, or SpinCo or any member of the SpinCo Group, on the other hand, and that is allocable to the other Party pursuant to this Section 2.5, may be aggregated with other Refunds received in the same calendar quarter and paid over to the other Party within thirty (30) days after the end of such calendar quarter.

2.6 Tax Benefits. If Parent determines, in its sole and absolute discretion, that: (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (ii) the other Party is entitled to a Tax Benefit relating to such Tax, then the Party entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of the Tax Benefit, as determined pursuant to Section 2.7.

2.7 Determination of Taxes, Tax Refunds and Tax Benefits. The amount of any Taxes, any Refunds attributable to Taxes for which Parent or SpinCo, respectively, is responsible pursuant to this Agreement, or the amount of any Tax Benefit, in each case, attributable to one or more items of income, gain, loss, deduction or credit (or equivalent items in the case of non-income Taxes) (the “relevant items”) shall be based on the increase or decrease in the amount of cash Taxes for which such Party is liable when measured by including such relevant items in a computation of Tax compared to excluding such relevant items from the computation of Tax, in each case as determined by Parent in its sole and absolute discretion, which may include making simplifying assumptions concerning the computation of Tax, including that the relevant Party be deemed to recognize all other items of income, gain, loss, deduction or credit (or equivalent items) before recognizing such relevant items; provided, that, if there is no increase or decrease in the amount of cash Taxes for which a Party is liable in the taxable period when first measured, the Parties shall thereafter make payments to one another at the end of each subsequent taxable period to reflect any increase or decrease in the amount of cash Taxes recognized in such subsequent taxable period; provided, further, that notwithstanding anything in this Section 2.7 to the contrary, Parent shall not be responsible for any non-U.S. Taxes of the SpinCo Group to the extent SpinCo has Tax Attributes that are not attributable to the SpinCo Business that are available to offset such Tax, as determined by Parent in its sole and absolute discretion.

2.8 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Parent Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group and the Parent Group as of the Distribution Date and no member of either the SpinCo Group or the Parent Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III– PREPARATION AND FILING OF TAX RETURNS

3.1 Joint Returns. The Party responsible for filing any Joint Return under applicable Law shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all such Joint Returns, including any amendments to such Tax Returns.

3.2 Separate Returns. Parent shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Parent Separate Returns, including any amendments to such Tax Returns, required to be filed by or with respect to members of the Parent Group, and SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all SpinCo Separate Returns, including any amendments to such Tax Returns, required to be filed by or with respect to members of the SpinCo Group. For the avoidance of doubt, the Preparing Party shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return required to be prepared and filed by the Preparing Party under this Section 3.2 and the Reviewing Party shall be entitled to review and comment on any such transfer pricing documentation in a manner consistent with Section 3.3.

3.3 Right to Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2 (the “Reviewing Party”), or, in the case of Tax Returns required to be prepared and filed by SpinCo, to the extent Parent otherwise requests in writing to review such Tax Returns at least thirty (30) days prior to the Due Date for such Tax Return, in the case of Tax Returns other than U.S. state or local Tax Returns, and, in the case of any such U.S. state or local Tax Returns, at least ten (10) days prior to the Due Date thereof, the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that (i) relate to the business of the Reviewing Party (the Parent Business or the SpinCo Business, as the case may be) or (ii) relate to Taxes for which the Reviewing Party may be liable pursuant to this Agreement, shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, in the case of Tax Returns other than U.S. state or local Tax Returns, and, in the case of any such U.S. state or local Tax Returns, at least ten (10) days prior to the Due Date thereof. In the case where SpinCo is the Preparing Party, SpinCo shall consider in good faith any comments received at least fourteen (14) days prior to the Due Date for such Tax Return, in the case of Tax Returns other than U.S. state or local Tax Returns, and, in the case of any such U.S. state or local Tax Returns, at least five (5) days prior to the Due Date thereof, in each case with respect to items that would reasonably be expected to materially adversely affect the Tax position of the Reviewing Party. In the case where Parent is the Preparing Party, Parent shall consider in its sole and absolute discretion, any comments received at least fourteen (14) days prior to the Due Date for such Tax Return, in the case of Tax Returns other than U.S. state or local Tax Returns, and, in the case of any such U.S. state or local Tax Returns, at least five (5) days prior to the Due Date thereof, in each case with respect to items that would reasonably be expected to materially adversely affect the Tax position of the Reviewing Party.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose to SpinCo any consolidated, combined, unitary or other similar Joint Return of which a member of the Parent Group is the common parent or any information related to such a Joint Return other than information relating solely to the SpinCo Group; provided, that, Parent shall provide such additional information that is reasonably required in order for SpinCo to determine the Taxes attributable to the SpinCo Business. If an amended Separate Return for State Taxes for which SpinCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for U.S. federal income taxes pursuant to an audit Adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third party preparers.

3.5 Tax Reporting Practices. Except as provided in Section 3.6, any Tax Return for any Pre-Distribution Period or Straddle Period, to the extent it relates to members of the SpinCo Group, shall be prepared in accordance with practices, accounting methods, elections, conventions, transfer pricing and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a Party will not be required to follow Past Practices with either the written consent of the other Party (not to be unreasonably withheld, delayed or conditioned) or a “more likely than not” (or stronger) level opinion from a Tax Advisor that reporting in accordance with Past Practices is not correct and (ii) Parent shall, subject to applicable Law, have the right to determine in its sole and absolute discretion which entities will be included in any consolidated, combined, affiliated or unitary Tax Return that it is responsible for filing.

3.6 Reporting of Separation.

(a) The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the Intended Tax Treatment, taking into account the jurisdiction in which such Tax Returns are filed.

(b) If Parent determines, in its sole and absolute discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, SpinCo shall take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Parent in its sole and absolute discretion. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by Parent in its sole and absolute discretion to compensate Parent for any Tax Benefits realized by SpinCo as a result of such election.

3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of thirty (30) business days prior to the Due Date for such payment and thirty (30) business days after the receipt of such notice; provided, that, if any amount due to the Responsible Party cannot be calculated with accuracy prior to the applicable Due Date, the Responsible Party’s notice shall set forth, and the Party that is not the Responsible Party shall pay, a reasonable estimate of such amount to the Responsible Party at such time, and shall pay any difference between the amount finally determined to be the amount due and the estimated amount within thirty (30) business days of receipt of written notice from the Responsible Party setting forth in reasonably sufficient detail the calculation of such final determination.

(c) With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of thirty (30) business days prior to the Due Date for such payment and thirty (30) business days after the receipt of such notice.

3.8 Amended Returns and Carrybacks.

(a) SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed any request for an Adjustment or any amended Tax Return for any Pre-Distribution Period without the prior written consent of Parent, such consent to be exercised in Parent’s sole and absolute discretion; provided, that, if requested by Parent in its sole and absolute discretion, SpinCo shall file, or cause to be filed, a request for an Adjustment or an amended Tax Return, and shall, to the extent permitted by applicable Law, amend any financial account or statement to the extent necessary to effectuate such Adjustment or amended Tax Return, to claim a Refund to which Parent is entitled pursuant to this Agreement.

(b) SpinCo shall, and shall cause each member of the SpinCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c) SpinCo shall not, and shall cause each member of the SpinCo Group not to, without the prior written consent of Parent, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, including by filing a claim for a refund or making any other filing with any Taxing Authority with respect to such carryback, such consent to be exercised in Parent’s sole and absolute discretion.

(d) Receipt of consent by SpinCo or a member of the SpinCo Group from Parent pursuant to the provisions of this Section 3.8 shall not limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

3.9 Tax Attributes. Parent shall advise SpinCo in writing of the amount (if any) of any Tax Attributes which Parent determines, in its sole and absolute discretion, shall be allocated or apportioned to the SpinCo Group under applicable Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo shall not dispute Parent’s determination of Tax Attributes. Parent shall provide (or otherwise make available) to SpinCo documentation maintained or prepared by Parent to support such Tax Attributes, provided that, for the avoidance of doubt, Parent shall not be required in order to comply with this Section 3.9 to create or cause to be created any books and records or reports or other documents based thereon (including “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

3.10 Gain Recognition Agreements. SpinCo will not take any action (including the sale or disposition of any stock, securities or other assets), or permit its Affiliates to take any such action, and SpinCo will not fail to take any action, or permit its Affiliates to fail to take any action, that would cause Parent or any of its Affiliates or SpinCo or any of its Affiliates to recognize gain under any Gain Recognition Agreement.

ARTICLE IV– INTENDED TAX TREATMENT OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) Parent, on behalf of itself and all other members of the Parent Group, hereby represents and warrants that (i) it has examined the IRS Ruling Request, the Tax Opinions, the Representation Letters, and any other materials delivered or deliverable in connection with the issuance of any IRS Ruling and the rendering of the Tax Opinions, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Parent or any member of the Parent Group or the Parent Business, were at the time presented or represented and from such time until and including the Distribution Date, true, correct and complete in all material respects. Parent, on behalf of itself and all other members of the Parent Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Parent or any member of the Parent Group or the Parent Business.

(b) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.

(c) Each of Parent, on behalf of itself and all other members of the Parent Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Transactions to be other than the Intended Tax Treatment.

(d) Each of Parent, on behalf of itself and all other members of the Parent Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

4.2 Restrictions Relating to the Distribution.

(a) SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes a SpinCo Disqualifying Action.

(b) During the Restricted Period, SpinCo:

(i) shall continue and cause to be continued and not approve or allow, or enter into any agreement, understanding or arrangement with respect to, the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in or sale of the material assets of, any Active Business, other than sales in the ordinary course of business;

(ii) shall not voluntarily dissolve or liquidate or partially liquidate itself, approve or allow any liquidation, or partial liquidation of any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes), or enter into any agreement, understanding or arrangement with respect to the foregoing, other than, in the case of any of its Affiliates, into any other Affiliate that is a member of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code;

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right or ability to prevent or prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), issue a new class of non-voting stock, or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its Capital Stock (including through the conversion of any Capital Stock into another class of Capital Stock), (4) (A) merge or consolidate with any other Person or (B) allow any of its Affiliates to merge or consolidate with any other Person other than any other Affiliate that is a member of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) that in the aggregate would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty percent (40%) or greater interest in SpinCo or would reasonably be expected to result in a failure to preserve, achieve or maintain the Intended Tax Treatment, or enter into any agreement, understanding or arrangement with respect to any of the foregoing;

(iv) shall not and shall not permit any member of the SpinCo Group, to sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) assets (including any shares of Capital Stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the consolidated gross assets of SpinCo or the SpinCo Group, or enter into (or permit any member of the SpinCo Group to enter into) any agreement, understanding or arrangement with respect to the foregoing. The foregoing sentence shall not apply to (1) sales, transfers or dispositions of assets in the ordinary course of business or to members of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary;

(v) shall, if any member of the SpinCo Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were thirty percent (30%) instead of forty percent (40%) (a “Section 4.2(b)(v) Acquisition Transaction”) or, to the extent SpinCo has the right or ability to prevent or prohibit any Section 4.2(b)(v) Acquisition Transaction, proposes to permit any Section

4.2(b)(v) Acquisition Transaction to occur, in each case, provide Parent, no later than ten (10) business days following the signing of any written agreement with respect to the Section 4.2(b)(v) Acquisition Transaction, a written description of such transaction (including the type and amount of stock of SpinCo to be issued in such transaction) and a certificate of the board of directors of SpinCo to the effect that the Section 4.2(b)(v) Acquisition Transaction is not a Proposed Acquisition Transaction; and

(vi) shall not cause or permit any member of the SpinCo Group identified on Schedule B as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Transaction other than the Distribution to take any action or enter into any transaction described in clauses (2), (3), (4) or (5) of Section 4.2(b)(iii) or in Section 4.2(b)(iv) (in each case, substituting references therein to “SpinCo”, the “SpinCo Group” and “SpinCo Capital Stock” with references to the relevant corporation, the relevant corporation and its Subsidiaries and the Capital Stock of such corporation, respectively).

(c) Notwithstanding the restrictions imposed by Section 4.2(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if (i) SpinCo shall have requested that Parent obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 4.3(b) to the effect that such transaction will not affect the Intended Tax Treatment, and Parent shall have received such a Post-Distribution Ruling and shall have notified SpinCo in writing that Parent has determined that such Post-Distribution Ruling is in form and substance satisfactory to Parent in its sole and absolute discretion or (ii) both (A) SpinCo obtains an Unqualified Tax Opinion with respect thereto and (B) Parent notifies SpinCo in writing that Parent has determined that such Unqualified Tax Opinion is in form and substance satisfactory to Parent in its sole and absolute discretion. Parent’s evaluation of a Post-Distribution Ruling or an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations and covenants made in connection with such ruling or opinion as well as any other factors, circumstances, considerations or concerns that Parent determines in its sole and absolute discretion are relevant. SpinCo shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall, as set forth in Section 4.3(b) below, reimburse Parent for all reasonable out-of-pocket expenses that Parent or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. None of the obtaining of a Post-Distribution Ruling, the delivery of an Unqualified Tax Opinion or Parent’s waiver of SpinCo’s obligation to deliver a Post-Distribution Ruling or an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

4.3 Additional Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a) If SpinCo determines that it desires to take one of the actions described in Section 4.2(b) (a “Notified Action”), SpinCo shall notify Parent of this fact in writing.

(b) Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. Unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of SpinCo pursuant to Section 4.2(c)(i), Parent shall use commercially reasonable efforts in cooperating with SpinCo and in seeking to obtain, as expeditiously as possible, a Post-Distribution Ruling from the IRS (and/or any other applicable Taxing Authority) or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action, subject in all respects to the provisions of Section 4.2. Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 4.3(b) unless SpinCo represents that (A) it has reviewed such request for a Post-Distribution Ruling, and (B) all statements, information and representations relating to any member of the SpinCo Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within thirty (30) business days after receiving an invoice from Parent therefor.

(c) Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines in its sole and absolute discretion to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Taxing Authority or a Tax Advisor; provided, that, SpinCo shall not be required to make (or cause any Affiliate of SpinCo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which matters or events it has no control). Parent shall reimburse SpinCo for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of SpinCo personnel, incurred by the Parent Group in connection with such cooperation within thirty (30) business days after receiving an invoice from SpinCo therefor.

(d) Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (A) keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) (1) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo comments on such draft copy, and (3) provide SpinCo with a final copy of such Post-Distribution Ruling; and (C) provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority (subject to the approval of the IRS or such Taxing Authority) that relate to such Post-Distribution Ruling. Neither SpinCo nor any Affiliate of SpinCo directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Taxing Authority (whether written, oral or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).

(e) Any Post-Distribution Ruling or Unqualified Tax Opinion obtained in accordance with Section 4.2(c) and Section 4.3 shall be deemed included in the definition of Tax Materials from and after the obtaining thereof for all purposes of this Agreement.

ARTICLE V– INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) Parent shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, (i) all liability for Taxes allocated to Parent pursuant to Article II, (ii) all Tax Related Costs and Expenses allocated to Parent pursuant to Section 6.7, (iii) all Taxes, Tax Related Costs and Expenses and Tax Related Losses (without duplication) to the extent arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the Parent Group pursuant to this Agreement and (iv) the amount of any Refund received by any member of the Parent Group that is allocated to SpinCo pursuant to Section 2.5(a).

(b) Without regard to whether a Post-Distribution Ruling or an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything to the contrary in this Agreement, SpinCo shall indemnify and hold harmless Parent from and against, and will reimburse Parent for, (i) all liability for Taxes allocated to SpinCo pursuant to Article II, (ii) all Tax Related Costs and Expenses allocated to SpinCo pursuant to Section 6.7, (iii) all liability for Taxes, Tax Related Costs and Expenses and Tax Related Losses (without duplication) arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the SpinCo Group pursuant to this Agreement, (iv) the amount of any Refund received by any member of the SpinCo Group that is allocated to Parent pursuant to Section 2.5(a) and (v) any Distribution Taxes and Tax Related Losses attributable to a Prohibited Act, or otherwise attributable to a SpinCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied). To the extent that any Tax, Tax Related Costs and Expenses or Tax Related Loss is subject to indemnity pursuant to both Section 5.1(a) and Section 5.1(b), responsibility for such Tax, Tax Related Costs and Expenses or Tax Related Loss shall be shared by Parent and SpinCo according to relative fault as determined by Parent in its sole and absolute discretion. The amount of any liability for Taxes which are indemnifiable pursuant to this Section 5.1(b)(iii) and (v) shall be determined, in Parent’s sole and absolute discretion, without regard to any Tax Attributes of the Parent Group or the Parent Business.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax, Tax Related Costs and Expenses or Tax Related Loss that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax, Tax Related Costs and Expenses or Tax Related Loss and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee. The Indemnifying Party shall pay such amount, including any Tax Related Costs and Expenses or Tax Related Losses, to the Indemnitee no later than the later of (i) thirty (30) business days prior to the Due Date for such payment to the applicable Taxing Authority or (ii) thirty (30) business days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than thirty (30) business days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c) If a Party incurs a Tax Liability as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all U.S. income tax purposes as either (i) a non-taxable contribution by Parent to SpinCo or (ii) a distribution by SpinCo to Parent, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution. Notwithstanding the foregoing, the Parties agree to treat any payment which, pursuant to the proviso of Section 5.3(a), is to be made or received by a Party’s Subsidiary as a series of deemed distributions or deemed contributions, as applicable, for all Tax purposes.

5.5 Rights, Interests and Obligations Relating to HealthCare Business. Pursuant to Section 2.07 of the HealthCare SDA, Parent hereby assigns to SpinCo and SpinCo hereby assumes from Parent those rights, interests and obligations under the HealthCare TMA set forth on Schedule C in accordance with the terms set forth on Schedule C. Notwithstanding anything to the contrary in this Agreement, Parent shall have no liability under this Agreement for any Tax, Tax Related Cost, Expense, Tax Related Loss or other amount with respect to which this Section 5.5 and Schedule C have assigned to SpinCo the right to indemnification under the HealthCare TMA, and SpinCo shall only be entitled to seek recourse with respect to such amounts against members of the HealthCare SpinCo Group.

ARTICLE VI– TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing (i) within thirty (30) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, or (ii) at least ten (10) days prior to any deadline to respond to any such communication from any Taxing Authority with respect to such a Tax Contest, whichever is earlier, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Separate Returns.

(a) In the case of any Tax Contest with respect to any Separate Return other than a Separate Return in respect of a Straddle Period, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

(b) In the case of any Tax Contest with respect to any Separate Return in respect of a Straddle Period, Parent shall have the responsibility and right to control the prosecution of such Tax Contest; provided, that, Parent may elect that SpinCo be responsible for the conduct of such Tax Contest (or portion thereof), but, in such case, SpinCo may not take any position in such Tax Contest inconsistent with any position taken by Parent on a relevant U.S. federal Tax Return or Joint Return unless and until there has been a Final Determination that such latter position is not correct; provided, further, the other Party shall have the right to participate, at its own expense, and the Controlling Party shall not have the right to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest without the consent of the other Party, not to be unreasonably withheld, delayed or conditioned.

6.3 Joint Return. In the case of any Tax Contest with respect to any Joint Return, the Preparing Party shall have the responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, (i) to the extent a portion of any such Tax Contest controlled by Parent relates to a Tax liability allocated to SpinCo pursuant to Schedule A, SpinCo shall have the right to be notified of any material written communication asserting a Tax liability for which the SpinCo Group could reasonably be expected to be liable hereunder, as determined by Parent in its sole and absolute discretion, provided, that, Parent shall have the right to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such portion of the Tax Contest in its sole and absolute discretion, (ii) to the extent a portion of any such Tax Contest controlled by SpinCo relates to a Tax liability allocated to Parent, Parent shall have the right to be notified of any material written communication asserting a Tax liability for which the Parent Group could reasonably be expected to be liable hereunder, as determined by Parent in its sole and absolute discretion, Parent shall have the right to participate in such portion of such Tax Contest, and SpinCo shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such portion of the Tax Contest without the prior written consent of Parent, such consent to be exercised in Parent’s sole and absolute discretion and (iii) to the extent a portion of any such Tax Contest controlled by Parent with respect to a Joint Return with respect to Non-U.S. Taxes relates to a matter which was customarily controlled by a member of the SpinCo Group, as determined by Parent in its sole and absolute discretion, then Parent may elect that SpinCo shall be responsible for conduct of such portion of such Tax Contest and, notwithstanding anything to the contrary in Section 6.7, any expenses related thereto, including expenses relating to supporting transfer pricing analysis.

6.4 Transaction Related Tax Contests. Notwithstanding anything to the contrary in Section 6.2 or Section 6.3, in the case of any Transaction Related Tax Contest, Parent shall have the sole and absolute responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided, that, to the extent any Transaction Related Tax Contest relates to a SpinCo Separate Return in respect of a Tax Period beginning after the Distribution Date, such responsibilities and rights of Parent shall be limited to the portion of such Transaction Related Tax Contest related to the Intended Tax Treatment of or the amount of Taxes imposed in respect of any of the Transactions. Notwithstanding anything to the contrary in Section 6.6, the final determination of the positions taken, including with respect to settlement or other disposition, in any Transaction Related Tax Contest (taking into account the proviso to the first sentence of this Section 6.4) shall be made in the sole and absolute discretion of Parent and shall be final and not subject to the dispute resolution provisions of Section 9.1 or Section 9.2 of this Agreement or Section 11.02, Section 11.03 or Section 11.05 of the Separation Agreement.

6.5 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax Liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.6 Tax Contest Rights.

(a) Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all material actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(b) Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (i) the treatment of payments between the Parent Group and the SpinCo Group as set forth in Section 5.4, (ii) the Tax Materials or (iii) the Intended Tax Treatment.

6.7 Costs and Expenses. Except to the extent provided otherwise in this Agreement, the Party to which the Tax liability related to a Tax Contest is (or would be) allocated, as determined by Parent in its sole and absolute discretion, shall be responsible for all Tax Related Costs and Expenses incurred in connection with such Tax Contest, regardless of which Party is responsible for the conduct of such Tax Contest; provided that in the event such Tax liability is allocated to both Parties, such Tax Related Costs and Expenses shall be allocated to the Parties in such manner as the Parent determines in its sole and absolute discretion.

ARTICLE VII – COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest (including, for the avoidance of doubt, providing assistance to respond to information requests from any Taxing Authority), and calculations of amounts required to be paid pursuant to this Agreement or the HealthCare TMA, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this

Agreement or the HealthCare TMA or otherwise relating to the SpinCo Business for any Pre-Distribution Period and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Party and its respective Affiliates as provided in this Article VII and Article VIII. Each Party shall make its employees, advisors and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party. The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.

(b) Any information or documents provided under this Section 7.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party or any of its Affiliates shall be required to provide the other Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which such other Party is liable under this Agreement), business or assets of such other Party or any of its Affiliates or are necessary to prepare Tax Returns for which such other Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement, (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) for the avoidance of doubt, Section 7.08 of the Separation Agreement shall apply with respect to matters of Privilege. In addition, in the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 7.1 in a manner that avoids any such harm or consequence.

7.2 Return Information. SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 7.1 or this Section 7.2. Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns. Any information or documents a Party responsible for preparing a Tax Return in accordance with the terms of this Agreement requires to prepare such Tax Returns shall be provided in such form as such Party reasonably requests and in sufficient time for such Party to prepare such Tax Returns on a timely basis.

ARTICLE VIII– RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) ten (10) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Parent Group or the SpinCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Parent Group proposes to destroy any Tax Records that pertain to SpinCo in Parent’s sole and absolute discretion, Parent shall first notify SpinCo in writing at least sixty (60) days prior to the destruction of such Tax Records and the SpinCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the SpinCo Group proposes to destroy any Tax Records, SpinCo shall first notify Parent in writing at least sixty (60) days prior to the destruction of such Tax Records and the Parent Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX – DISPUTE RESOLUTION

9.1 Tax Disputes. Subject to Section 9.3, Section 9.4 and Section 9.5, this Section 9.1 shall govern the resolution of any dispute between the Parties as to any matter covered by this Agreement that primarily relates to the interpretation of Tax Law, as determined by Parent in its sole and absolute discretion (a “Tax Advisor Dispute”). The Party raising the Tax Advisor Dispute shall give written notice of the Tax Advisor Dispute (a “Tax Advisor Dispute Notice”), and the tax directors of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Tax Advisor Dispute; provided, that, such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days (the “Negotiation Period”) from the time of receipt of the Tax Advisor Dispute Notice; provided, further, that (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement relating to such Tax Advisor Dispute occurring after the Tax Advisor Dispute Notice is received shall not be deemed to have passed until the procedures described in this Section 9.1 have been resolved. If the Tax Advisor Dispute has not been resolved for any reason after the Negotiation Period, Parent shall, in its sole and absolute discretion, appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the Tax Advisor Dispute based solely on representations made by Parent, SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all Tax Advisor Disputes no later than thirty (30) days after the submission of such Tax Advisor Dispute to the Accounting Firm, but in no event later than the Due Date of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all Tax Advisor Dispute in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties, and the parties agree to waive any objection to the naming of the Accounting Firm or the determination of the Accounting Firm based on actual or alleged conflicts of interest.

9.2 Legal Disputes. Subject to Section 9.1, Section 9.3, Section 9.4 and Section 9.5, in the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement (a “Dispute”), then the Party raising the Dispute shall give written notice of the Dispute, and the Parties shall work together in good faith to resolve any such Dispute within thirty (30) days of such notice. If any Dispute is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such Dispute within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such Dispute, the Dispute shall be resolved in accordance with the procedures contained in Section 11.03, Section 11.04 and Section 11.05 of the Separation Agreement.

9.3 Injunctive Relief. Nothing in this Article IX shall prevent Parent from seeking injunctive relief to enforce the procedures provided for in Section 9.1 if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Accounting Firm could result in serious and irreparable injury to Parent. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), Parent and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through Parent or SpinCo, as applicable, as provided in this Article IX.

9.4 Specific Performance. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of Section 4.1(b), Section 4.2(a) or Section 4.2(b) by SpinCo, Parent shall have the right, without first pursuing the procedures provided for in Section 9.1 and Section 9.2, to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. SpinCo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. SpinCo agrees that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss, and waives any defense in any action by Parent for specific performance that a remedy at Law would be adequate. SpinCo also waives any requirements that Parent secure or post any bond or similar security with respect to such remedy.

9.5 Venue for Injunctive Relief and Specific Performance Claims by Parent. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), Parent may bring any claim for specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) under Section 9.3 or Section 9.4 of this Agreement (a “Chosen Court Claim”) either (a) pursuant to the procedures contained in Section 11.03, Section 11.04 and Section 11.05 of the Separation Agreement or (b) at Parent’s sole and absolute discretion, in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) (the “Chosen Courts”). SpinCo irrevocably consents and agrees, on behalf of itself and each SpinCo Group member, to the jurisdiction, forum and venue of the Chosen Courts for a Chosen Court Claim, and agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of the Chosen Courts, that the venue is improper, that the forum is inconvenient, that the Chosen Court Claim should instead be arbitrated by agreement of Parent or operation of law, or any similar objection, claim or argument.

ARTICLE X – MISCELLANEOUS PROVISIONS

10.1 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.

10.2 Specified Matters. Notwithstanding anything to the contrary in this Agreement, the matters specified in Schedule A shall in addition be subject to the provisions of Schedule A, which shall govern in the event of any conflict between the provisions of Schedule A and any provision in this Agreement.

10.3 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

10.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

10.6 Application to Present and Future Subsidiaries. This Agreement is being entered into by Parent and SpinCo on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Parent or SpinCo in the future.

10.7 Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or of any jurisdiction.

10.8 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, if any Party to this Agreement (or any of its successors or permitted assigns) (a) shall enter into a consolidation or merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (b) shall transfer all or substantially all of such Party’s assets to any Person, then, in each such case, the assigning Party (or its successors or permitted assigns, as applicable) shall ensure that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party shall not be required to seek consent, but shall provide written notice and evidence of such assignment, assumption or succession to the non-assigning Party. No assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

10.9 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, such other instruments and documents, and take or do, or cause to be taken or done, all such other actions and all things reasonably necessary, proper or advisable under applicable Laws and agreements to effectuate the provisions and purposes of this Agreement and to consummate and make effective the transactions contemplated hereby.

10.10 Survival. Notwithstanding anything to the contrary in this Agreement, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court or arbitrator determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

10.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. Any decision by any Party to waive or to not waive any provision of this Agreement is in such Party’s sole and absolute discretion.

10.13 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

10.15 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement, each other Ancillary Agreement and the Separation Agreement during the course of dispute resolution pursuant to the provisions of Article IX with respect to all matters not subject to such dispute resolution.

10.16 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

General Electric Company

5 Necco Street

Boston, MA 02210

Attn: [***]

Email: [***]

and with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:   Jeffrey B. Samuels

           Brian D. Krause

Email: jsamuels@paulweiss.com

           bkrause@paulweiss.com

If to SpinCo, to:

[GE Vernova Inc.]

[***]

[***]

Attn: [***]

Email: [***]

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect any other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

10.17 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in this Agreement but not otherwise defined therein shall have the meaning as defined in the Separation Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 10.12). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Except as expressly set forth in this Agreement, the Parties (or their respective Group members) shall make, or cause to be made, any payment that is required to be made pursuant to this Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

10.18 Distribution Date. This Agreement shall become effective only upon the Distribution Date.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:
Name: [•]
Title: [•]

[GE VERNOVA INC.]

By:
Name: [•]
Title: [•]

[Signature Page to Tax Matters Agreement]